Exhibit 23.1

[Mitchell, Wiggins & Company, LLP]

INDEPENDENT AUDITORS’ CONSENT

To Board of Directors

Central Virginia Bankshares, Inc.

We consent to the incorporation by reference in the December 31, 2004 annual report on Form 10-K of Central Virginia Bankshares, Inc., of our report dated February 2, 2005, relating to the consolidated balance sheets of Central Virginia Bankshares, Inc., and subsidiary, as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2004.

/s/ Mitchell, Wiggins & Company, LLP

Richmond, Virginia

February 2, 2005